Exhibit 10.1

[DWA LOGO]

November 11, 2005

DreamWorks L.L.C.

1000 Flower Street

Glendale, CA 91201

Attention: General Counsel / Chief Financial Officer

Re:	Letter of Amendment and Clarification

Ladies and Gentlemen:

We refer to the Distribution Agreement, dated as of October 7, 2004 (the “Distribution Agreement”) between DreamWorks Animation SKG, Inc. (“DWA”) and DreamWorks L.L.C. (“Distributor”). This letter is to amend and clarify certain provisions of the Distribution Agreement as, and to the sole extent, set forth below to more precisely reflect DWA’s and Distributor’s mutual understanding of the applicability of such provisions as evidenced by DWA’s and Distributor’s business practices since the effective date of the Distribution Agreement and by that certain memorandum, dated July 14, 2004, from Dea Benson entitled “DreamWorks Animation: Financial Accounting for Revenue and Costs Pursuant to the Distribution Agreement between DreamWorks LLC and DreamWorks Animation, Inc.” Capitalized terms in this letter not otherwise defined shall have the meaning ascribed thereto in the Distribution Agreement.

1. Clarification of “Reported and Paid to DWA”. DWA and Distributor acknowledge and agree that the central principle of the Distribution Agreement is that Distributor, and not DWA, is responsible for the payments of Distribution Expenses, that the Distributor is only entitled to recoup Distribution Expenses so paid out of available Gross Receipts and that DWA has no responsibility to reimburse Distributor for unrecouped Distribution Expenses, other than Additional Distribution Expenses. In recognition thereof, DWA and Distributor hereby agree that Section 8.1 of the Distribution Agreement shall be amended by inserting the following sentence at the end of Section 8.1(j)(ii) as it presently appears:

For the avoidance of doubt, the parties acknowledge and agree that the words “reported and paid to DWA” are intended to clarify that to the extent Distribution Expenses were deducted from Gross Receipts by Distributor, then the amount of any overstatement of such Gross Receipts that Distributor shall be entitled to recoup pursuant to this Section 8.1(j)(ii) shall be commensurately reduced.

2. Amendment to Sections 8.1(j)(ii) and 8.6(d). In addition, DWA and Distributor acknowledge and agree that Sections 8.1(j)(ii) and 8.6(d) of the Distribution Agreement must be read in connection with both Section 8.4 thereof, which provides that except for an End of Term Reserve, Distributor is not entitled to establish a cash reserve of any kind in connection with Gross Receipts, Distribution Fees, Distribution Expenses, Residuals and Contingent Compensation or for any other reason and Section 8.6(b) thereof, which provides that Distributor shall furnish to DWA, on a monthly basis, revenue reports sufficiently detailed to enable DWA to record Picture revenue on an accrual basis in accordance with GAAP. Further, nothing in Section 8.1(j)(ii) or Section 8.6(d) should be construed to amend or modify the central principle of the Distribution Agreement that Distributor, and not DWA, is responsible for the payment of all Distribution Expenses, that Distributor shall only recoup Distribution Expenses so paid out of Gross Receipts and that DWA has no responsibility to reimburse Distributor for unrecouped Distribution Expenses, other than Additional Distribution Expenses.

In recognition of the foregoing, DWA and Distributor hereby agree that (i) the last sentence of Section 8.1(j)(ii) of the Distribution Agreement as it presently appears shall be amended by inserting the following parenthetical at the end thereof:

(it being understood that DWA shall not be obligated to repay cash amounts to Distributor, nor shall Distributor be entitled to deduct from cash amounts otherwise due and payable to DWA hereunder, to the extent that any such repayment or deduction would result in the cumulative cash amounts received by DWA with respect to a Licensed Picture under this Agreement, as of the applicable measurement date, being less than the cumulative revenue reported by Distributor to DWA on an accrual basis in accordance with GAAP pursuant to Section 8.6(b) hereof with respect to such Licensed Picture as of such date). Any overstated amounts not repaid or recouped in one period shall be carried forward to the next accounting period.

and (ii) the last sentence of Section 8.6(d) of the Distribution Agreement as it presently appears shall be amended by inserting the following at the end thereof:

; provided, however, that DWA shall not be obligated to pay all or a portion of any Final Payment Amount to Distributor to the extent that any such payment would result in the cumulative cash amounts received by DWA with respect to a Licensed Picture under this Agreement as of the applicable measurement date, being less than the cumulative revenue reported by Distributor to DWA on an accrual basis in accordance with GAAP pursuant to Section 8.6(b) hereof with respect to such Licensed Picture as of such date.

3. Amendment to Section 8.6(b). Distributor and DWA acknowledge and agree that, in connection with the foregoing amendments and clarifications to the Distribution Agreement, Section 8.6 of the Distribution Agreement shall also be amended by adding the following to the end of Section 8.6(b) as it presently appears:

In preparing the reports required to be furnished to DWA under this Section 8.6(b), Distributor shall be entitled to establish a reasonable reserve against accrued Gross Receipts for a Licensed Picture in accordance with GAAP (e.g., for returns of Video Devices, refunds of advances or security deposits included in Gross Receipts) taking into consideration historical return history for comparable animated Motion Pictures, current economic trends, projection of consumer demand for the product, point of sale data as available from certain retailers and other relevant factors.

4. Illustrative Examples. Set forth below, solely for illustrative purposes, are numerical examples concerning the application of the Distribution Agreement, as amended and clarified by this letter agreement:

A. The amount by which Gross Receipts were overstated for any reason (e.g., for returns of Video Devices, refunds of advances or security deposits included in Gross Receipts) exceeds the GAAP reserve established by Distributor pursuant to the amendment to Section 8.6(b). Example reflects Distributor GAAP reporting (“GAAP”) and cash remitted to DWA (“Cash”).

	GAAP	Cash
First Reporting Period
Home video shipments	$100	$100
Reserve/Actual for returns	(20)	—

Home video revenues	80	100
Distribution Expenses	60	60

Recouped (Unrecouped)	20	40

Reported and Paid to DWA—First Period	$20	$40

Second Reporting Period
Home video shipments	—	—
Reserve/Actual for returns	(10)	(30)

Home video revenues	(10)	(30)
Distribution Expenses	—	—

Recouped (Unrecouped)	(10)	(30)

Reported and Paid to DWA—Second Period	—	(20)

Cumulative Two Periods
Reported and Paid to DWA	20	20

B. The amount by which Gross Receipts were overstated for any reason (e.g., for returns of Video Devices, refunds of advances or security deposits included in Gross Receipts) is less than the GAAP Reserve established by Distributor pursuant to the amendment to Section 8.6(b). Example reflects Distributor GAAP reporting (“GAAP”) and cash remitted to DWA (“Cash”).

	GAAP	Cash
First Reporting Period
Home video shipments	$100	$100
Reserve/Actual for returns	(20)	—

Home video revenues	80	100
Distribution expenses	60	60

Recouped (Unrecouped)	20	40

Reported and Paid to DWA—First Period	$20	$40

Second Reporting Period
Home video shipments	—	—
Reserve/Actual for returns	10	(10)

Home video revenues	10	(10)
Distribution expenses	—	—

Recouped (Unrecouped)	10	(10)

Reported and Paid to DWA—Second Period	10	(10)

Cumulative Two Periods
Reported and Paid to DWA	30	30

Except as expressly provided herein, the terms and provisions of the Distribution Agreement shall are hereby ratified and confirmed and shall remain in full force and effect.

(signature page follows)

If this letter accurately reflects our understanding, please sign and return the enclosed copy.

Very truly yours, DREAMWORKS ANIMATION SKG, INC.,

By:	/s/ KRISTINA M. LESLIE
Name: Kristina M. Leslie Title: Chief Financial Officer

Accepted and agreed as of the date first above written: DREAMWORKS L.L.C.

By:	/s/ STEVE BERTRAM
Name: Steve Bertram Title: Chief Financial Officer

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